Exhibit (10.1)
Compensatory Arrangement for Charles L. Teschner, Executive Vice President, Global Strategy.
1.	Base salary of $625,000

2.	Participation in The McGraw-Hill Companies’ Key Executive Short-Term Incentive Compensation Plan. For 2009 Plan Year, incentive opportunity of $400,000 is guaranteed, less applicable income tax deductions. Payment is subject to employment with the Corporation on the Plan payout date on or before March 15, 2010.

3.	Participation in The McGraw-Hill Companies’ Long-Term Stock Incentive Program. For the 2009 Plan Year, a grant value of $800,000 consisting of Performance Share Units and Stock Options. For purposes of determining the number of shares of said grant, the 2008 share grant values will be employed.

4.	Sign-on Bonus of Restricted Stock with an award date value of $400,000. Said shares will fully vest on the third anniversary of the award.

5.	Subject to paragraphs 1 through 4 above, participation in all other benefit plans and programs routinely made available to senior executives of the Corporation.